EXHIBIT 23


Independent Auditors' Report on Internal Accounting Controls

The Board of Directors and Shareholders
Stagecoach Funds, Inc.

In planning and performing our audit of the financial statements of Stagecoach Funds, Inc. (including Arizona Tax-Free Fund, Asset Allocation Fund, Balanced Fund, California Tax-Free Income Fund, California Tax-Free Money Market Mutual Fund, California Tax-Free Trust, Diversified Equity Income Fund, Equity Index Fund, Equity Value Fund, Government Money Market Mutual Fund, Growth Fund, Index Allocation Fund, Intermediate Bond Fund, Money Market Mutual Fund, Money Market Trust, National Tax-Free Fund, National Tax-Free Money Market Mutual Fund, National Tax-Free Trust, Oregon Tax-Free Fund, Overland Express Sweep Fund, Prime Money Market Mutual Fund, Short-Intermediate U.S. Government Income Fund, Small Cap Fund, Treasury Money Market Mutual Fund, U.S. Government Allocation Fund for the period ended March 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Stagecoach Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accounts. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 1998.

This report is intended solely for the information and use of management, the Board of Directors of Stagecoach Fund, Inc., and the Securities and Exchange Commission.

May 1, 1998